Exhibit 99.2

Gray Hawk Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$—	$80,113
Accounts receivable - contracts	17,664,743	15,786,333
Prepaid expenses	326,388	191,253

Total current assets	17,991,131	16,057,699

Property and equipment	1,855,588	1,840,994
Less: Accumulated depreciation	(1,073,740)	(947,143)

Net property and equipment	781,848	893,851

Other assets
Deposits	246,262	120,218
Contract intangible	202,841	202,841
Certificate of deposit - restricte d	37,814	37,768
Goodwill	8,256,549	8,143,515

Total other assets	8,743,466	8,504,342

Total assets	$27,516,445	$25,455,892

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Gray Hawk Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2005	December 31, 2004
Liabilities and Stockholders’ Equity
Current liabilities
Bank overdraft	$—	$1,537,661
Note payable - Line of credit	7,520,000	5,635,000
Note payable	145,000	145,000
Accounts payable	3,410,726	2,333,989
Accrued wages and expenses	3,671,808	3,722,650
Deferred income taxes	207,316	207,316
Deferred revenue	358,658	118,934

Total current liabilities	15,313,508	13,700,550
Long-term liabilities
Note payable	—	145,000
Deferred rent	177,210	102,410

Total liabilities	15,490,718	13,947,960

Commitments and contingencies	—	—
Minority interests	—	—

Stockholders’ equity
Common stock - $.01 par value, 20,000,000 shares authorized, 10,866,078 and 9,392,500 shares, respectively, issued and outstanding	108,661	108,661
Additional paid-in capital	9,036,737	9,036,737
Deferred compensation	(2,151,842)	(2,151,842)
Retained earnings	5,032,171	4,514,376

Total stockholders’ equity	12,025,727	11,507,932

Total liabilities and stockholders’ equity	$27,516,445	$25,455,892

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Gray Hawk Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	(Unaudited)
Three months ended March 31,	2005	2004
Contract revenue	$18,026,825	$17,414,430

Direct contract costs
Direct labor	6,860,971	5,046,162
Other direct costs	3,201,246	5,644,360

Total direct contract costs	10,062,217	10,690,522

Gross margin on revenue	7,964,608	6,723,908

Indirect costs
Overhead expenses	4,660,224	3,477,020
General and administrative expenses	2,701,913	2,545,486

Total indirect costs	7,362,137	6,022,506

Income from operations	602,471	701,402

Other income (expense)
Interest expense	(87,741)	(23,184)
Miscellaneous income	2,090	1,338

Total other expense	(85,651)	(21,846)

Net income before income taxes and minority interests	516,820	679,556
Provision for income taxes	—	—

Net income before minority interests	516,820	679,556
Minority interests	—	—

Net income	$516,820	$679,556

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Gray Hawk Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
Three months ended March 31,	2005	2004
Cash flows from operating activities
Net income	$516,820	$679,556
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation and amortization	126,597	(172,971)
Gain (loss) on disposal of fixed assets	—	—
Stock compensation	—	3,434,800
Minority interests	—	—
Minority interests awarded as compensation	—	—
(Increase) decrease in
Accounts receivable - contracts	(1,878,410)	(4,738,075)
Prepaid expenses	(135,135)	258,447
Deposits	(126,044)	(23,559)
Increase (decrease) in
Bank overdraft	(1,537,661)	(2,184,138)
Accounts payable	1,076,737	8,539,434
Notes payable	(145,000)	—
Accrued wages and expenses	(50,842)	749,672
Deferred income taxes	—	—
Deferred revenue	239,724	(245,372)
Deferred rent	74,800	—

Net cash provided (used) by operating activities	(1,838,414)	6,297,794

Cash flows used by investing activities
Purchase of Symmetron, Inc., net of cash acquired	(113,034)	—
Reinvestment of earnings of certificate of deposit	(46)	34,612
Proceeds from sale of property and equipment	—	—
Purchase of property and equipment	(14,594)	—

Net cash used by investing activities	(127,674)	34,612

Cash flows from financing activities
Principal payments on line of credit	(9,507,000)	(14,472,000)
Proceeds from line of credit	11,392,000	11,124,000
Proceeds from exercise of options	—	—
Redemption of common stock	975	(2,860,512)
Repurchase of minority membership interests	—	—

Net cash (used) provided by financing activities	1,885,975	(6,208,512)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Gray Hawk Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (continued)

	(Unaudited)
Three Months Ended March 31,	2005	2004
Net change in cash	$(80,113)	$123,894
Cash, beginning of year	80,113	—

Cash, end of year	$—	$123,894

Actual cash payments for:
Interest	$87,742	$23,184

Non-cash financing transactions

Note payable issued for redemption of common stock	$148,914
Note payable issued for redemption of membership units	$141,086

The accompanying Notes to Financial Statements are an integral part of these financial statements.

Gray Hawk Systems, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the three months ending March 31, 2005 and 2004

Unaudited

1.	Introduction and Interview

Gray Hawk Systems, Inc. (GHSI) was organized under the laws of the Commonwealth of Virginia on September 5, 1995. The Company’s primary business activities are focused on providing information solutions, intelligence analysis, software development and systems engineering services for government clients, in particularly the Department of Defense and the U.S. Intelligence community.

On September 19, 2000 the Company formed Gray Hawk Technology Solutions, LLC (GHTS), as a limited liability company under the laws of the Commonwealth of Virginia. As of March 31, 2005 and December 31, 2004, the Company owned 100% of GHTS.

On January 17, 2002 the Company formed Hawkeye Systems, LLC (HES), as a limited liability company under the laws of the Commonwealth of Virginia. As of March 31, 2005 and December 31, 2004, the Company owned 100% of HES.

On February 5, 2003 the Company formed DB Data Systems, LLC (DB Data) as a limited liability company under the laws of the Commonwealth of Virginia. At March 31, 2005 and December 31, 2004, the Company owned 100% of DB Data.

Effective April 8, 2004, the Company acquired all of the membership units representing the minority interests in its subsidiaries GHTS, HES, and DB Data for 1,495,337 shares of GHSI stock. This transaction was accounted for as a purchase.

Effective December 7, 2004, GHSI acquired all of the outstanding stock of Symmetron, Inc. (Symmetron) for cash consideration of $3,361,243 including transaction costs. The acquisition was accounted for as a purchase.

Gray Hawk Systems, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the three months ending March 31, 2005 and 2004

Unaudited

2.

Basis of Presentation:    The accompanying consolidated financial statements include the accounts of Gray Hawk Systems, Inc. and its subsidiaries, GHTS, HES, DB Data, and Symmetron (collectively, the Company).

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and note disclosures normally included in the annual financial statements, prepared in accordance with accounting principals generally accepted in the United States of America, have been condensed, or omitted pursuant to those rules and regulations. We recommend that you read these unaudited condensed consolidated financial statements in conjunction with the financial statements and related notes included in Exhibit number 99.3 for the fiscal year ending December 31, 2004 and 2003. We believe that these unaudited condensed consolidated financial statements reflect all adjustments that are necessary to fairly present the financial position, results of operations and cash flows for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

3.	Goodwill

Goodwill represents the excess of the purchase price of the net assets acquired over the fair value of those assets at the purchase date. The changes in the carrying amount of goodwill for the periods ended March 31, 2005 and December 31, 2004 are as follows:

			March 31, 2005	December 31, 2004
		Goodwill related to the acquisition of all of the noncontrolling equity interests in GHTS, HES, and DB Data	$5,448,213	$5,448,213
		Goodwill related to the acquisition of Symmetron, Inc.	2,808,336	2,695,302

		Total	$8,256,549	$8,143,515

		In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS142 requires goodwill to be tested for impairment on an annual basis, and between annual tests in certain circumstances, and written down when impaired. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

4.	Accounts Receivable

Accounts receivable consist of amounts due under contracts in progress with Federal government agencies, primarily the Department of Defense and U.S. Intelligence community. Management deems all accounts receivable to be collectible and all receivables are expected to be collected during the next fiscal year. The components of accounts receivable are:

			March 31, 2005	December 31, 2004
		Billed	$16,052,297	$14,556,051
		Unbilled	1,389,556	982,449
		Retention	222,890	247,833

		Total	$17,664,743	$15,786,333

Gray Hawk Systems, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the three months ending March 31, 2005 and 2004

Unaudited

5.	Property and Equipment	Property and equipment consist of the following:
			March 31, 2005	December 31, 2004

		Furniture and fixtures	$136,528	$135,350
		Office equipment	167,563	167,563
		Computer equipment	1,095,985	1,082,569
		Software	353,413	353,413
		Leasehold improvements	102,099	102,099

		Total	$1,855,588	$1,840,994

		Less: Accumulated depreciation	(1,073,740)	(947,143)

		Net	$781,848	$893,851

6.	Note Payable - Line of Credit

The Company has a line of credit agreement with Wachovia Bank which expires on June 30, 2005. Under the terms of the agreement, the Company can borrow up to the lesser of $10,000,000, or, 90% of the eligible Government accounts receivable plus 80% of eligible commercial accounts receivable less any amounts outstanding under letters of credit. At March 31, 2005 and December 31, 2004, the balance outstanding under the line was $7,520,000 and $5,635,000, respectively. Interest is payable monthly at a variable rate of LIBOR market index rate plus 2.75%, or, the bank’s prime rate. At March 31, 2005 and December 31, 2004, the interest rate was 5.36% and 4.9%, respectively. The line is secured by the assets of the Company.

The agreement requires the Company to maintain certain financial covenants, including (i) a minimum tangible net worth of $3,000,000, (ii) maintain a fixed charge coverage ratio of not less than 1.25 to 1. At March 31, 2005, the Company was in compliance with these covenants.

The Company has a letter of credit for $34,611 that was issued as security for an operating lease. The letter of credit is secured by a certificate of deposit.

7.	Note Payable	The Company is obligated under the following note payable:
			March 31, 2005	December 31, 2004

		Note payable for the purchase of common stock and membership units of the Company, due in two annual installments of $145,000, no interest, subordinated to the Company’s line of credit, the Company did not impute interest on the note as it was deemed to be immaterial	$145,000	$290,000

		Less: Current portion	(145,000)	(145,000)

Gray Hawk Systems, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the three months ending March 31, 2005 and 2004

Unaudited

		Long-term portion	$ —	$145,000

		The following is a schedule of future principal maturities of the note payable at:

		Year Ending December 31	Amount

		2006	$145,000

		Total	$145,000

8.	Related Party Transactions	Of the rental expense incurred for March 31, 2005 and December 31, 2004, $38,629 and $153,553, respectively, was paid to a partnership in which certain stockholders, members of the Board of Directors, and executive officers are partners.

9.	Commitments and Contingencies	Payments to the Company on cost-reimbursable contracts with the U.S. government are provisional payments subject to adjustment upon audit by DCAA. As of March 31, 2005, the Company has not negotiated any final settlements on indirect cost rates. The Company periodically reviews its cost estimates and experience rates, and adjustments, if needed, are made and reflected in the period in which the estimates are revised. In the opinion of management, redetermination of any cost-based contracts for the open years will not have a material effect on the Company’s financial position or results of operations.

10.	Subsequent Events	On May 3, 2005, the Company entered into a definitive agreement to have all of the Company’s outstanding shares to be acquired by ManTech International, Incorporated. On May 31, 2005 the acquisition of 100 percent of the Company’s outstanding shares was completed. The purchase price for the Merger was $101.5 million in case, which includes $1.5 million related to an initial estimated closing balance sheet adjustment. The purchase price included the full payment of the Company’s outstanding debt, repurchase of employee stock options by the Company, transaction costs and other related transaction expenses. Pursuant to the Merger Agreement, and as security for the Company’s shareholders’ indemnification obligations, an escrow in an amount equal to 10% of the adjusted purchase price has been established for a period of one year following the closing of the Merger, which is to be used to satisfy certain indemnification obligations of the Company’s shareholders.